CONFIRMING STATEMENT

         This Statement confirms that the undersigned, John A. Rollwagen, has authorized and designated any of Thomas G. Hudson, Gregory T. Barnum and Jeffrey Bertelsen, signing singly (each, an Authorized Officer) to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Computer Network Technology Corporation "CNT". The authority of each Authorized Officer under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of CNT, unless earlier revoked in writing. The undersigned acknowledges that none of the Authorized Officers is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  August 27, 2002                              /s/ John A. Rollwagen